July 30, 2013

FLORIDA DEPARTMENT OF STATE
Division of Corporations

THUNDER FUSION CORPORATION
150 RAINVILLE ROAD
TARPON SPRINGS, FL 34689

Re: Document Number P11000038861

The Articles of Amendment to the Articles of Incorporation of CCJ ACQUISITION CORP. which changed its name to THUNDER FUSION CORPORATION, a Florida corporation, were filed on July 29, 2013.

This document was electronically received and filed under FAX audit number H13000168670.

Should you have any questions regarding this matter, please telephone (850) 245-6050, the Amendment Filing Section.

Irene Albritton
Regulatory Specialist II
Division of Corporations

Letter Number: 213A00018299

ARTICLES OF AMENDMENT TO

ARTICLES OF INCORPORATION

OF

CCJ ACQUISITION CORP.

Document Number P11000038861

The undersigned, being the Chief Executive Officer and Chairman of the Board of Directors of CCJ Acquisition Corp., a Florida corporation, hereby certifies that the following Amendments to the Corporation's Articles of Incorporation have been adopted by the shareholders and the Board of Directors of the Corporation via unanimous written action without a meeting on July 29, 2013 with each director of the Company waiving notice of the meeting.

ARTICLE I

Corporate Name

The name of this corporation is **THUNDER FUSION CORPORATION** (the "Corporation").

ARTICLE II

Principal Office

The principal office for the Corporation shall be 150 Rainville Road, Tarpon Springs, Florida 34689.

The amendments were adopted by the shareholders and approved by the Board of Directors. The number of votes cast for the amendments were sufficient for approval.

In all other respects, the Articles of Incorporation shall remain as they were prior to this Amendment being adopted.

Date: July 29, 2013

CCJ ACQUISITION CORP.

Dr. Ruggero M. Santilli,
Chief Executive Officer,
Chairman of the Board of Directors